Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

August 27, 2015

VIA EDGAR

Fona, Inc.

1026 Anaconda Drive

Castle Rock, Colorado 80108

Ladies and Gentlemen:

We have acted as counsel to Fona, Inc., a Nevada corporation (the “Company”), in connection with the issuance by the Company of 358,105,551 shares of common stock of the Company, par value $0.001 per share (the “Shares”). The Shares are being issued pursuant to an amended and restated agreement and plan of merger dated March 2, 2015 by and between the Company and the other parties thereto (the “Agreement”). The Shares are being offered for sale pursuant to the Company’s registration statement on Form S-4 (File No. 333-203196) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement, as amended to date; (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (iii) the Agreement, and (iv) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

We are opining solely on all applicable statutory provisions of the Nevada Revised Statutes and all applicable judicial determinations in connection therewith.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under “Legal Matters” in the Registration Statement.  In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ ELLENOFF GROSSMAN & SCHOLE LLP

ELLENOFF GROSSMAN & SCHOLE LLP